EXHIBIT 5.1
(including Exhibit 23.3)

November 9, 2011

Allied Healthcare Products, Inc.
1720 Sublette
St. Louis, Missouri
Re:  Registration of Securities of Allied Healthcare Products, Inc.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Allied Healthcare Products, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 600,000 shares of the Company's common stock, $0.01 par value per share (the "Securities"), to be offered pursuant to the Company’s 2009 Incentive Stock Plan (the "2009 Stock Plan”).

In connection with our opinion, we have examined the 2009 Stock Plan and the Registration Statement. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation, as amended, and Bylaws of the Company, each as currently in effect, and relevant resolutions of the Board of Directors of the Company and we have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth.  In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with authentic original documents of all of the documents submitted to us as copies.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Based upon the foregoing, we are of the opinion that, once the Registration Statement has become effective under the Act, and the Securities have been duly issued as contemplated by the Registration Statement and the 2009 Stock Plan and for the consideration determined in accordance with the terms of the 2009 Stock Plan, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction. We hereby confirm that the foregoing reference to the General Corporation Law of the State of Delaware includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

This opinion letter is being delivered by us solely for your benefit pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act, and we hereby consent to use of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Greensfelder, Hemker & Gale, P.C. GREENSFELDER, HEMKER & GALE, P.C.